Exhibit 10.5

PAMRAPO SAVINGS BANK, S.L.A.

DIRECTORS’ CONSULTATION AND RETIREMENT PLAN

1. Purpose. The purpose of the Plan is to provide benefits to retired Directors of the Corporation who are not officers or employees of the Corporation and who have provided expertise in enabling the Corporation to experience successful growth and development, so as to ensure that the Corporation will have their continued services to assist the Corporation in the conduct of its business.

2. Definitions.

(a) “Annual Retainer Fee” means the amount equal to 50% of the annual Director’s retainer fee paid by the Corporation to its Directors. The Annual Retainer Fee as to each Director will be determined as of the date the Director retires.

(b) “Annual Meetings Fee” means the amount equal to 50% of the annual Director’s meetings fee paid by the Corporation to its Directors for attendance at monthly meetings of the Corporation’s Board of Directors. The Annual Meeting Fee as to each Director will be determined as of the date the Director retires.

(c) “Corporation” means Pamrapo Savings Bank, S.L.A. or any company successor or predecessor thereto by merger, consolidation, liquidation or other reorganization.

(d) “Consulting Services” means those services rendered by a Participant through his or her personal attendance at monthly meetings of the Corporation’s Board of Directors.

(e) “Director” means a person who is not an officer or employee of the Corporation and who is elected or appointed to the office of Director of the Corporation.

(f) “Participant” means a retired Director who is eligible to receive Retirement Benefits as set forth in Section 4 of this Plan.

(g) “Retirement Benefits” means those benefits described in Section 4 of this Plan.

(h) “Retirement Date” means the effective date the Director retires from the Board of Directors.

3. Eligibility. Any person who serves as a Director for ten (10) years shall upon retirement be a Participant in the Plan; provided such retired Director agrees to render Consulting Services to the Corporation’s Board of Directors. The mandatory retirement age shall be 75 for Directors appointed or elected to the Board of Directors after January 1, 2004. Any Director serving on the Board of Directors prior to January 1, 2004 shall not be subject to any mandatory retirement age. Any person who (i) serves as a Director for less than ten (10) years or (ii) has been terminated as a Director for cause regardless of length of service, shall not be a Participant in the Plan and shall have no rights to benefit hereunder.

For purposes of this Section 3, a Participant’s years of service as a Director of the Corporation or a predecessor to the Corporation prior to the effective date of the Plan shall be counted towards eligibility.

4. Retirement Benefits. For a period not to exceed a maximum of five (5) years following the Retirement Date, each Participant shall be paid the following fees for attending in person a monthly meeting of the Corporation’s Board of Directors: (i) 25% of his or her Annual Retainer Fee; and (ii) 25% of his or her Annual Meetings Fee. Participants shall only be compensated for attendance at four (4) monthly Board of Director meetings per year. Participants shall not be paid any fees or expenses for attending any other Corporation or committee meetings. Each Participant also shall be entitled to receive reimbursement for reasonable expenses incurred in attending one convention on an annual basis. At the expiration of the five (5) year period for which the Participant is entitled to benefits under this paragraph, his or her status as a Participant shall cease, and he or she shall be entitled to no further benefits under this Plan.

5. Medical Benefits. Participants shall not be eligible to participate in any plans offering medical, prescription, dental or eye care benefits that are sponsored or maintained by the Corporation or receive any such benefits from the Corporation.

6. Termination of Benefits. If a Participant dies, then all benefits payable hereunder shall cease and such Participant’s beneficiaries, heirs or assigns shall have no right to any retirement benefits hereunder. If a Participant does not attend a meeting of the Board of Directors for twelve (12) consecutive months, his or her benefits under this Plan will cease as of the one-year anniversary of the last meeting attended by the Participant.

7. Merger; Change of Control. In the event the Corporation is subject to a merger or transfer to another institution or experiences a change in its ownership or change in its charter, each Participant shall receive a one year payment in advance of his or her [Retirement Benefits] from the date of the takeover.

8. Voting. Participants shall not be entitled to vote on any matter at any meeting of the Board of Directors.

9. Administration. The Plan shall be administered by the Corporation’s Corporate Governance Committee (the “Committee”). All questions concerning the Plan or the interpretation of its provisions shall be made by the Committee and shall be final and binding upon all Participants.

10. Amendment; Termination. The Board of Directors may amend, modify, suspend or terminate this Plan at any time.

11. Severability. If any provision of this Plan is held by a court of competent jurisdiction to be void or of no effect, the remaining provisions shall continue with full force and effect.

12. State Law. This Plan shall be governed and construed in accordance with the laws of the State of New Jersey.

13. Effective Date. This Plan shall become operative and in effect on February 22, 2005.